Contact:
Noel R. Ryan III
Lambert, Edwards & Associates Inc.
616-233-0500 / aacc@lambert-edwards.com

Asset Acceptance Capital Corp. Announces Fourth Quarter
and Year-End 2005 Results
Year Highlighted By Record Revenues, Cash Collections and Profitability

Warren, Mich., February 23, 2006 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced fourth quarter and year-ended December 31, 2005 results, highlighted by an 11.9 percent increase in cash collections compared with the prior-year fourth quarter.

Revenues declined to $53.8 million for the fourth quarter ended December 31, 2005, compared with revenues of $57.5 million in the fourth quarter of 2004, in-line with the estimates provided on February 2, 2006. Asset Acceptance reported that cash collections grew to $76.5 million in the fourth quarter of 2005, versus cash collections of $68.3 million in the prior year period. Net income for the quarter was $6.1 million, or $0.16 per fully diluted share, compared with net income of $12.6 million, or $0.34 per fully diluted share, for the fourth quarter of 2004. The decline in fourth quarter profitability is largely attributable to net impairment charges of $15.3 million, $9.0 million after taxes, or $0.24 per share, in recognition of a lower than anticipated rate of collections on purchased portfolios.

During the fourth quarter of 2005, Asset Acceptance invested $25.6 million to purchase consumer debt portfolios with a face value of $884.0 million, representing a blended rate of 2.89 percent of face value. This compares to the prior-year fourth quarter, when the Company invested $26.9 million to purchase consumer debt portfolios with a face value of $1.25 billion, representing a blended rate of 2.15 percent of face value. For the full-year 2005, Asset Acceptance invested $102.3 million to purchase consumer debt portfolios, up 17.1 percent from the full-year 2004 period, with a cumulative face value of $4.17 billion. All purchase data is adjusted for buybacks.

“As discussed in early February, our fourth quarter results were largely impacted by higher than anticipated purchased receivable impairments related to investments in several large wireless telecom portfolios in 2005,” said Brad Bradley president and CEO of Asset Acceptance Capital Corp. “While this experience has left us more cautious in our pursuit of newer asset classes which may incur a higher degree of risk than certain traditional credit card portfolios, our purchasing strategy remains intact, grounded in our ability to be disciplined yet opportunistic purchasers of appropriately priced consumer debt portfolios.”

“The pricing climate in the fourth quarter remained stable at elevated levels, similar to what was experienced in the third quarter. We remained opportunistic, but disciplined in our approach to purchasing portfolios that we believe will provide satisfactory returns,” continued Bradley.

For the fiscal year-ended December 31, 2005, Asset Acceptance reported total revenue of $252.7 million, a 17.7 percent increase from 2004. Cash collections for the full-year fiscal 2005 were $319.9 million, an increase of 19.4 percent from 2004.

“In spite of the challenges we faced in the third and fourth quarters, we are reporting double-digit percentage gains in both revenue and profitability in fiscal 2005,” stated Bradley. In fiscal 2005, we surpassed the 1,000 account representative mark for the first time, ending the year with nearly 15 percent more associates than in the previous year. As we enter 2006, we plan to continue to leverage the well-trained talent within our ranks to our advantage and look to add additional talent to our growing collections operations.”

Fourth Quarter and Year-Ended 2005: Key Highlights

•	Total revenues declined 6.4 percent year-on-year to $53.8 million for the fourth quarter 2005, compared with revenues of $57.5 million in the fourth quarter of 2004. Total revenues for 2005 increased to $252.7 million, up 17.7 percent from 2004.

•	For the fourth quarter of 2005, investment in purchased receivables of $25.6 million was down 4.9 percent compared to the same period in 2004. Investment in purchased receivables increased to $102.3 million year-to-date, up 17.1 percent from 2004.

•	Total cash collections increased 11.9 percent year-on-year to $76.5 million in the fourth quarter of 2005, versus cash collections of $68.3 million in the fourth quarter of 2004. Total cash collections year-to-date increased to $319.9 million, up 19.4 percent from 2004.

•	Call center, legal and other collections all increased in the fourth quarter and full-year 2005 versus the same periods in 2004.

•	Call center collections increased year-on-year by 2.1 percent to $37.9 million. Call center collections for 2005 increased to $165.6 million, up 8.0 percent from 2004.

•	Legal collections increased year-on-year by 25.7 percent to $28.7 million. Legal collections for 2005 increased to $114.7 million, up 38.2 percent from 2004.

•	Other collections, which include forwarding, bankruptcy and probate collections, increased for 2005 by 17.7 percent to $9.9 million. Other collections for 2005 increased to $39.6 million, up 25.1 percent from 2004.

•	Collections on fully amortized portfolios, commonly referred to as zero-basis collections, increased year-on-year by 50.0 percent to $15.0 million. Zero-basis collections increased for the full year 2005 to $56.1 million, up 79.9 percent from 2004.

•	Net income for the fourth quarter 2005 declined 51.5 percent year-on-year to $6.1 million or $0.16 per fully diluted share. Net income year-to-date increased to $51.3 million or $1.38 per fully diluted share, compared to a net income of $0.7 million, or $0.02 per fully diluted share during 2004, including one-time items recognized within the first quarter of 2004. On an adjusted basis, net income increased 7.3 percent in the twelve months ended December 31, 2005 versus the year ago period, with the Company earning adjusted net income of $47.8 million, or $1.31 per fully diluted share. The reported (GAAP) results accounted for within the year-ended 2004 included a previously announced one-time compensation and related payroll tax charge of $45.7 million resulting from the vesting of share appreciation rights upon the initial public offering and a deferred income tax charge of $19.3 million as a result of the reorganization in anticipation of the initial public offering. A reconciliation of reported GAAP net loss to the adjusted basis is set forth below.

•	Quarterly account representative productivity on a full-time equivalent basis was $35,114 in the fourth quarter of 2005, a decline of 10.8 percent from the year-ago period. The Company reported that on a year-on-year basis, the average number of account representatives increased 14.5 percent to 1,081 account representatives in the current period.

•	Asset Acceptance collected on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators during the fourth quarter of 2005 and continues to maintain a diverse mix of asset types in its consumer debt portfolios.

Mark A. Redman, vice president-finance and CFO of Asset Acceptance Capital Corp., concluded: “Collections growth continued to slow in 2005, largely due to the leveling off of the face amount of purchased receivables over the last four years. However, our capital structure remains solid, highlighted by a strong cash position and no debt outstanding on our line of credit. We generated enough profits during 2005 to invest over $100 million in purchased receivables and grow our cash position by $36.3 million. We believe our business strategy remains sound, while our ongoing initiatives to identify, attract and retain new collections talent continues to be a key priority for the Company as we move forward into 2006.”

Reconciliation of GAAP to Adjusted Basis

The Company provided the following reconciliation of reported GAAP net income to adjusted net income for the year ended December 31, 2004. Operating expenses in the year ended December 31, 2004 were adjusted to exclude the one-time compensation and related payroll tax charges. Additionally, income taxes were adjusted to assume the Company had always been a C corporation and its subsidiaries were all 100 percent owned. Adjusted income taxes in this reconciliation are computed based upon an estimated effective income tax rate of approximately 37.2 percent of the adjusted net income before adjusted income taxes.

(In thousands except earnings per share amounts)	Year ended
Dec. 31, 2004
GAAP net income	$746
Add income tax expense	29,634

Income before income taxes	30,380
Add one-time compensation and related payroll tax charge	45,673

Adjusted income before adjusted income taxes	76,053
Less adjusted income taxes	28,292

Adjusted net income	$47,761

Weighted average number of shares outstanding:
Basic	36,386
Diluted	36,394

Earnings per common share outstanding:
Basic	$0.02
Diluted	$0.02

Adjusted weighted average number of shares outstanding:
Basic	36,386
Diluted	36,394

Adjusted earnings per common share outstanding:
Basic	$1.31
Diluted	$1.31

Fourth Quarter and Year end 2005 Conference Call

Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.AssetAcceptance.com. A replay of the call will be available on the Company’s website until February 23, 2007.

About Asset Acceptance Capital Corp.

For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, telecommunications, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

Supplemental Financial Data

(Unaudited, Dollars in Millions, except collections per account representative)	Q4 ‘05	Q3 ‘05	Q2 ‘05	Q1 ‘05	Q4 ‘04	Q3 ‘04	Q2 ‘04	Q1 ‘04

Total revenues	$53.8	$64.0	$68.8	$66.0	$57.5	$56.0	$51.5	$49.7

Cash collections	$76.5	$78.2	$84.9	$80.4	$68.3	$66.8	$67.6	$65.2

Operating expenses to cash collections (Excl. one-time charges in Q1 ’04, see Note 1)	57.3%	54.0%	50.1%	52.0%	54.7%	53.0%	48.5%	48.3%

Traditional call center collections	$37.9	$38.9	$44.3	$44.6	$37.1	$36.6	$38.5	$41.0

Legal collections	$28.7	$29.1	$31.0	$25.9	$22.8	$21.6	$21.4	$17.2

Other collections	$9.9	$10.2	$9.6	$9.9	$8.4	$8.6	$7.7	$7.0

Amortization rate	29.8%	18.2%	19.0%	18.1%	16.7%	16.4%	24.0%	23.9%

Collections on fully amortized portfolios	$15.0	$14.0	$15.0	$12.1	$10.0	$8.6	$7.4	$5.2

Core amortization rate (Note 2)	37.0%	22.2%	23.1%	21.3%	19.6%	18.8%	26.9%	26.0%

Investment in purchased receivables (Note 3)	$25.6	$28.0	$16.2	$32.6	$26.9	$15.8	$32.7	$11.9

Face value of purchased receivables (Note3)	$884.0	$1,122.6	$1,073.5	$1,090.9	$1,249.9	$631.2	$1,986.7	$495.0

Average cost of purchased receivables (Note3)	2.89%	2.49%	1.50%	2.99%	2.15%	2.51%	1.65%	2.41%

Number of purchased receivable portfolios	23	31	28	22	24	29	36	17

Collections per account representative FTE	$35,114	$36,454	$41,962	$44,535	$39,368	$40,224	$42,013	$47,476

Average account representative FTE’s	1,081	1,067	1,054	1,000	944	910	917	864

Note 1: Including the one-time compensation and related payroll tax charges of $45.7 million due to the vesting for share appreciation rights which occurred upon the initial public offering of the Company, operating expenses were 118.3 percent of cash collections during the first quarter of 2004.

Note 2: Core amortization rate is amortization divided by collections on non-fully amortized portfolios.

Note 3: All purchase data is adjusted for buybacks.

Asset Acceptance Capital Corp.
Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per-share data)	2005	2004	2005	2004
Revenues Purchased receivable revenues	$53,730	$56,912	$252,196	$213,723
Gain (loss) on sale of purchased receivables	—	468	(26)	468
Finance contract revenues	100	119	514	562

Total revenues	53,830	57,499	252,684	214,753

Expenses Salaries and benefits	18,919	16,910	76,107	111,034
Collections expense	18,855	16,198	73,975	56,949
Occupancy	2,123	1,781	8,352	6,109
Administrative	3,094	1,692	8,582	5,677
Depreciation	822	748	3,339	2,881
Loss on disposal of equipment	17	56	32	98

Total operating expense	43,830	37,385	170,387	182,748

Income from operations	10,000	20,114	82,297	32,005
Interest income	485	16	1,143	28
Interest expense	(150)	(171)	(567)	(1,737)
Other income	54	58	51	84

Income before income taxes	10,389	20,017	82,924	30,380
Income taxes	4,291	7,450	31,657	29,634
Net income	$6,098	$12,567	$51,267	$746

Pro forma income tax expense				$11,301

Pro forma net income				$19,079

Weighted average number of shares :
Basic	37,225	37,225	37,225	36,386
Diluted	37,267	37,237	37,270	36,394
Earnings per common share outstanding:
Basic	$0.16	$0.34	$1.38	$0.02
Diluted	$0.16	$0.34	$1.38	$0.02
Pro forma earnings per common share outstanding:
Basic				$0.52
Diluted				$0.52

Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position
(Unaudited)

(in thousands)	December 31, 2005	December 31, 2004

Assets:
Cash	$50,519	$14,205
Purchased receivables	248,991	216,480
Finance contract receivables, net	3,925	688
Property and equipment, net	10,748	11,165
Goodwill	6,340	6,340
Other assets	3,419	3,628

Total assets	$323,942	$252,506

Liabilities:
Deferred tax liability	$58,584	$41,247
Accounts payable and other liabilities	15,710	13,825
Capital lease obligations	187	254
Total liabilities	74,481	55,326

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued and outstanding shares – 37,225,275 at December 31, 2005 and 2004	372	372
Additional paid in capital	160,362	159,348
Retained earnings	88,727	37,460

Total equity	249,461	197,180

Total liabilities and equity	$323,942	$252,506